Exhibit 99.1

Unusual Machines Closes Acquisition of Rotor Lab

ORLANDO, FLORIDA / ACCESS Newswire / September 4, 2025 / Unusual Machines, Inc. (NYSE American: UMAC), a leading provider of NDAA-compliant drone components, today announced that on September 3, 2025, it completed its acquisition of Rotor Lab Pty Ltd, an Australian developer of electric motors and propulsion systems for unmanned aerial systems (UAS). The all-stock transaction, originally announced on June 13, 2025, is valued at $7.0 million, including a $3.0 million earnout.

Rotor Lab expands Unusual Machines’ portfolio with high-performance motors used in both commercial and defense applications. The two companies have already co-developed a family of motors — including the 2207, 2807, and 3220 sizes — that will be among the first produced at Unusual Machines’ new motor facility in Orlando, Florida, scheduled to open in September 2025. Rotor Lab’s Canberra site will continue to operate as an engineering hub for motor design and prototyping, complementing U.S. manufacturing operations.

“This acquisition adds valuable engineering expertise, proven prototyping processes, and a second production location for Unusual Machines,” said Allan Evans, Chief Executive Officer of Unusual Machines. “By integrating Rotor Lab’s capabilities with ours, we are accelerating execution and can deliver better motors to our customers faster.”

Andrew Simpson, formerly Chief Executive Officer of Rotor Lab, will serve as Vice President of Motor Production at Unusual Machines and continue to lead Rotor Lab’s operations.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements include: our expectation that we will commence operations in our new Orlando manufacturing facility in September 2025 and that we will be successful in integrating Rotor Lab into our company. The results expected by some or all of these forward-looking statements may not occur. Factors that affect our ability to achieve these results include the continued the availability of a satisfactory labor pool, potential supply chain issues, the impact from tariffs including inflation, and the Risk Factors contained in our Form 10-Q, filed with the SEC on May 8, 2025, Prospectus Supplement filed with the Securities and Exchange Commission (the “SEC”) on September 2, 2025 and in our Form 10-K for the year ended December 31, 2024. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Any forward-looking statement made by us herein speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Unusual Machines

Unusual Machines manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in FPV (first-person view) ultra-low latency video goggles for drone pilots. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot ecommerce store. With a changing regulatory environment, Unusual Machines seeks to be a dominant Tier-1 parts supplier to the fast-growing multi-billion-dollar U.S. drone industry. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032. For more information, please visit www.unusualmachines.com.

Investor Contact:

CS Investor Relations

investors@unusualmachines.com

Media Contact:

media@unusualmachines.com